Exhibit 99.1

Interleukin Genetics Strengthens Commercial Leadership with Key Appointments

Stephan Toutain appointed Chief Commercial Officer

and Mary Hiter appointed Director of Marketing

WALTHAM, Mass. – August 3, 2016 – Interleukin Genetics, Inc. (OTCQB: ILIU), a life science company focused on the genetics of chronic inflammation, today announced the appointment of two senior leaders to enhance its commercial team and capabilities. Stephan Toutain will join Interleukin as Chief Commercial Officer, and Mary Hiter will become Director of Marketing, both newly created roles at the company. Mr. Toutain and Ms. Hiter will join Interleukin later this month.

“These appointments are an important step in our strategy to drive the market adoption of our PerioPredict® Genetic Risk Test and Patient Engagement Platform. Stephan is a seasoned business leader and an experienced sales and marketing executive who will take the lead in accelerating our commercial strategy,” said Mark Carbeau, Chief Executive Officer of Interleukin Genetics. “Mary brings significant product launch experience and a strong network to the marketing role. We are getting positive feedback on our turnkey solution from prospective customers, which validates our commercial strategy. With Stephan’s and Mary’s collective expertise in creating market access and launching new products in innovative categories, we believe they have the essential track record to spearhead our commercial activities.”

“Interleukin is a creative company built on a solid scientific foundation with an innovative product and service platform that has the potential to transform the management of several chronic diseases,” said Stephan Toutain, newly appointed Chief Commercial Officer. “Interleukin-1 biology is an area of great interest today, and there is increasing enthusiasm around PerioPredict. This is an exciting time to join the company and I look forward to driving our growth.”

Mr. Toutain brings more than 25 years of commercial development, market access, and sales and marketing leadership with particular expertise in ultra-orphan drug and orphan oncology markets worldwide. He joins Interleukin Genetics following three years as a successful consultant to the biopharmaceutical industry addressing marketing strategy and access challenges. Previously he headed Global Commercial Development for Sarepta Therapeutics (Cambridge, MA), and served as General Manager for Alexion in Europe .. Prior to these roles, Mr. Toutain held various commercial, marketing and product management positions with Alexion Pharmaceuticals, Celgene Corporation, and Johnson & Johnson. He received a Master of Business Administration from University of North Carolina, and a Master of Engineering in Biotechnology from University of Nancy II in France.

Ms. Hiter will contribute nearly 20 years experience as a healthcare marketing executive, and has successfully launched multiple diagnostic, medical device and specialty pharmaceutical products. She joins Interleukin Genetics from Abbott Point of Care, where she served for eight years as Director of Marketing. Prior to Abbott, Ms. Hiter held various marketing and product management roles with Cyberonics, Inc. (now Livanova), Watson Pharmaceuticals and Knoll Pharmaceuticals, Ltd. She received a Bachelor of Science in Biology from Chatham College, Pittsburgh.

About PerioPredict

PerioPredict is an innovative, easy-to-use genetic test that identifies individuals with an increased risk for severe and progressive periodontitis, due to a life-long genetic predisposition to over-produce Interleukin-1 (IL-1), a key mediator of inflammation. Such individuals may benefit from enhanced dental care to prevent or treat periodontitis and thereby lower their systemic inflammatory burden. Targeted management of systemic inflammation has been shown to help manage several chronic diseases, including type 2 diabetes and coronary artery disease. The PerioPredict test is made available to employees in covered health plans under the supervision of a licensed dentist or physician, and the results provide important information to dental professionals for assessing prevention and treatment options for their patients. The PerioPredict test is run solely in Interleukin’s CLIA-certified lab in Waltham, MA. For more information, please visit www.PerioPredict.com.

About Interleukin Genetics

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets proprietary genetic tests for chronic inflammatory diseases and health-related conditions, with significant expertise in metabolism and inflammation. Our tests provide information that is not otherwise available to empower individuals and their healthcare providers to manage their health and wellness through genetics-based insights and actionable guidance. Interleukin Genetics leverages its research, intellectual property, and genetic panel development expertise in inflammation and metabolism to identify individuals whose risk for certain chronic disease may be increased due to variants in one or more genes, which can enable a more targeted approach to the individual’s healthcare. The company markets its tests through healthcare professionals, partnerships with health and wellness companies, and other distribution channels. Interleukin Genetics’ lead products include its proprietary PerioPredict® genetic test that identifies individuals at risk for severe periodontal disease and a life-long predisposition to overproduce inflammation, and its Inherent Health® line of genetic tests. Interleukin Genetics is headquartered in Waltham, MA and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA). For more information, please visit www.ilgenetics.com.

Forward-Looking Statements

Certain statements contained herein are “forward-looking” statements, including, but not limited to, statements regarding accelerating commercial strategy and driving growth. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in Interleukin’s annual report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission. Interleukin disclaims any obligation or intention to update these forward-looking statements.

Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC.

(212) 915-2568

hans@lifesciadvisors.com

Media Contact:

Jennifer Moritz

Zer0 to 5ive for Interleukin Genetics
(917) 748-4006

jmoritz@0to5.com